Exhibit 4.51
This Escrow Agreement is dated 20th day of September 2017 (the "Effective Date")
Between:
(1)
Ocean Rig UDW Inc., a company registered by way of continuation as an exempted company in the Cayman Islands with its registered office at PO 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands (the "Depositor");

(2)	Each of the subsidiaries of the Depositor listed on Schedule 4 to this Agreement (each a "Subsidiary" and collectively the "Subsidiaries");
(3)
TMS Offshore Services Ltd., a company incorporated under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Recipient"); and

(4)
MaplesFS Limited, a company incorporated under the laws of the Cayman Islands, whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands (the "Escrow Agent").

Whereas:
(A)
The Depositor, the Subsidiaries and the Recipient wish to appoint the Escrow Agent to provide in the Cayman Islands (or such other jurisdiction as may be agreed from time to time) certain escrow agent services, and the Escrow Agent has agreed to provide such services in accordance with the terms of this Agreement.

(B)
The Escrow Agent has established and maintains a segregated account in its own name for the use and benefit of certain clients and the Escrow Agent has agreed to permit the Depositor, the Subsidiaries and the Recipient to use such account on the terms and subject to the conditions specified in this Agreement.

It is agreed as follows:
1            Interpretation
Unless otherwise specified, capitalised words and expressions used in this Agreement shall have the meanings given to them in this Clause 1 and in the Standard Terms:
"Escrow Property"	means the sum of US$5,000,000, plus such interest as may accrue from time to time in accordance with Clause 3.1;
"Standard Terms"	means the attached terms and conditions forming part of this Agreement; and
"Transaction Documents"
means each of (i) the Management Services Agreement dated on or about 22 September 2017, between, the Depositor, the Recipient and the Subsidiaries from time to time parties thereto (the "Management Agreement"), and; (ii) the Individual Management Agreements entered into between each of the Owners (as defined in the Management Agreement) and the Recipient dated on or about 22 September 2017.

2            Appointment of Escrow Agent
The Depositor, the Subsidiaries and the Recipient hereby appoint the Escrow Agent to act, and the Escrow Agent acknowledges that it has been appointed and will act, as an escrow agent subject to the terms of this Agreement. The Escrow Agent's duties and authority to act under this Agreement are limited to the duties and authority provided for in this Agreement. The Escrow Agent shall not otherwise be deemed to assume any other obligations to the Depositor, the Subsidiaries or the Recipient.
3            Escrow Account
3.1
The Escrow Agent has established and maintains a segregated account in its own name with the Escrow Bank for the use and benefit of certain clients and agrees to hold any sums deposited into the Escrow Account by the Depositor in accordance with the terms of this Agreement. The Escrow Agent shall hold the funds so deposited in trust separate from the property of the Escrow Agent so that the funds do not form part of the property of the Escrow Agent. The Escrow Account shall be an interest-bearing account, and interest on the Escrow Property shall accrue at such rate as the Escrow Agent shall receive on such amounts from time to time. The Escrow Agent shall apply such interest to the Escrow Property on a monthly basis, and such interest shall form part of the Escrow Property once applied.

3.2
Subject always to sufficient funds being available from the Escrow Property, within 45 days after the receipt by the Escrow Agent of joint written instructions from the Depositor and the Recipient in the form of a Transfer Notice on a Business Day, the Escrow Agent shall instruct the Escrow Bank to transfer the funds specified in the Transfer Notice to the account, or accounts, specified in the Transfer Notice. As soon as is reasonably practicable after such transfer the Escrow Agent shall notify the parties of the transfer having been made. If Escrow Property in an amount less than US$5,000,000 is transferred pursuant to a Transfer Notice, the Depositor agrees to make, or cause to be made, a further deposit within ten (10) Business Days of the date of Escrow Agent has notified the parties of the transfer in an amount equal to the amount transferred, such that the Escrow Property will again total at least US$5,000,000 following such deposit.

3.3
Subject always to sufficient funds being available from the Escrow Property, upon presentation by the Depositor or the Recipient of an arbitration order certified by such party to have been obtained in accordance with Clause 16 of the Management Agreement, the Escrow Agent shall instruct the Escrow Bank to transfer the funds specified in the arbitration order to such account as the party specified in the arbitration order may direct in writing. The Escrow Agent shall not be responsible for verifying the accuracy of the arbitration order, or for any action taken by it in accordance with the arbitration order.

3.4
Subject always to sufficient funds being available from the Escrow Property, within 15 days after the receipt by the Escrow Agent of written instructions from the Recipient, pursuant to its right to draw upon the Escrow Property in accordance with Clause 8.6 of the Management Agreement, in the form of a TMS Transfer Notice on a Business Day, the Escrow Agent shall instruct the Escrow Bank to transfer the funds specified in the TMS Transfer Notice to the account, or accounts, specified in the TMS Transfer Notice. As soon as is reasonably practicable after such transfer the Escrow Agent shall notify the parties of such transfer having been made. The Escrow Agent shall not be responsible for verifying the Recipient's entitlement under the Transaction Documents to any amounts transferred pursuant to a TMS Transfer Notice, or for any action taken by it in accordance with a TMS Transfer Notice.

3.5	Except as permitted by Clauses 3.2 through 3.4, or under the Standard Terms no other transfers shall be made from the Escrow Account.
3.6
Notwithstanding any other provision of this Agreement, in making or instructing the making of any payment out of the Escrow Account, the Escrow Agent may withhold or deduct any sum which in its opinion it is obliged by law to so withhold or deduct and any sum determined by it to be payable or likely to be payable to it under the terms of this Agreement and the Escrow Agent is authorised to pay any bank charges, taxation and other liabilities referable to the operation of the Escrow Account and all fees, costs, expenses and amounts payable out of the funds at the time being standing to the credit of the Escrow Account.

3.7	The Escrow Agent may refuse to act on a Transfer Notice if, in its sole and unfettered discretion, to do so would constitute a criminal or regulatory offence in the Cayman Islands.
4            Remuneration of the Escrow Agent
4.1          The Depositor shall pay the Escrow Agent an establishment fee of US$1,000.
4.2
The Escrow Agent shall be paid a fee of US$5,000 (the "Escrow Fee") by Depositor for providing the Services (pro-rated for part years, subject to clause 4.3 below). The Escrow Fee shall be payable on or about the date of this Agreement and annually thereafter in advance on or about 1 January in each year.

4.3	The Escrow Agent shall rebate 50% only of the Escrow Fee if the effective date of termination of this Agreement (whatever the reason for termination) is at any time:
(a)          within 6 months from the date of this Agreement; or
(b)          prior to 30 June in each subsequent year.
4.4
The Escrow Agent shall also be paid a fee of US$500 in respect of each transfer of funds made pursuant a Transfer Notice for an amount other than the full amount of the Escrow Property at the termination of the Agreement.

4.5
The Escrow Agent shall also be paid by Depositor or reimbursed for its out-of-pocket expenses including, without limitation, photocopying, fax, telephone, postage and other communications charges and such other expenses as may be properly incurred pursuant to this Agreement by the Escrow Agent including any wire transfer fees.

In witness whereof the parties hereto have entered into this Agreement on the day and year first above written.
SIGNED by
duly authorised for	)
and on behalf of	)	/s/ Savvas Tournis
Ocean Rig UDW Inc.	)	Attorney in fact
	)	Name: Savvas Tournis

SIGNED by
duly authorised for	)
and on behalf of	)	/s/ Iraklis Sbarounis
each of the Subsidiaries	)	Attorney in fact
	)	Name: Iraklis Sbarounis

SIGNED by
duly authorised for	)
and on behalf of	)	/s/ Dr. Renato Cefai
TMS Offshore Services Ltd.	)	Director
	)	Name: Dr. Renato Cefai

SIGNED by
duly authorised for	)
and on behalf of	)	/s/ Wendy Ebanks
MaplesFS Limited	)	Authorised Signatory
)

Standard Terms and Conditions for the Provision of Escrow Agent Services

Interpretation
These Standard Terms form part of the Agreement between the Depositor, the Subsidiaries, the Recipient and the Escrow Agent. In these Standard Terms, the following capitalised words and expressions shall have the following meanings (being additional to those defined in Clause 1 of the Agreement):
"Agreement" means the escrow agreement to which these Standard Terms are attached and of which these Standard Terms form a part;

"Authorised Persons" means such persons as may be authorised by the Depositor and the Recipient respectively from time to time and notified to the Escrow Agent in writing signed by a Director of the Depositor or the Recipient respectively. A certified copy of the relevant resolution of the board of Directors of the relevant company shall be conclusive evidence of the authority of an Authorised Person to act, such authority to continue in full force and effect until the Escrow Agent receives written notice to the contrary from one or more Directors of the relevant company. The first Authorised Persons shall be those persons listed in Schedule 1 to the Agreement completed by each of the Depositor and the Recipient;

"Business Day" means a day (other than a Saturday or Sunday or public holiday) on which banks in New York and the Cayman Islands are open for non-automated business;

"Director" means the directors of the Depositor and/or the Recipient as the context permits;

"Electronic Transactions Law" means the Electronic Transactions Law (2003 Revision) of the Cayman Islands;

"Escrow Account" means the account with the Escrow Bank referred to in Clause 3.1 of the Agreement;

"Escrow Bank" means the One Wall Street, New York branch of BNY Mellon or such other bank whether inside or outside the United States of America, as MaplesFS shall in its sole discretion determine;

"Gross Negligence" in relation to a person means a standard of conduct beyond negligence whereby that person acts with reckless disregard for the consequences of a breach of a duty of care owed to another;

"Maples Group" means the Escrow Agent, any direct or indirect holding or subsidiary company of the Escrow Agent as well as the firm of Maples and Calder and any entities, whether partnerships, companies or otherwise, owned or controlled by, or under common control with or affiliated with, Maples and Calder as may be established from time to time;

"Services" means the services set out in Clause 3 of the Agreement;

"Term" means the period commencing on the Effective Date and terminating on the [ten (10)] year anniversary of the Effective Date, or such other date as the parties may agree in writing;

"TMS Transfer Notice" means a transfer notice received by the Escrow Agent completed and signed by Authorised Persons of the Recipient in the form of Schedule 3 to the Agreement; and

"Transfer Notice" means a transfer notice received by the Escrow Agent completed and signed by Authorised Persons of both the Depositor and the Recipient in the form of Schedule 2 to the Agreement.

In the Agreement:

(a)          any reference to a Recital, Clause, Section or Schedule is to the relevant Recital, Clause or Schedule of or to the Agreement;

(b)          the Clause headings are included for convenience only and shall not affect the interpretation of the Agreement;

(c)          use of the singular includes the plural and vice versa;

(d)          use of any gender includes the other gender;

(e)          any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(f)          references to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied, supplemented, substituted or novated from time to time;

(g)          no person shall be found to have committed actual fraud, wilful default or Gross Negligence unless or until a court of the Cayman Islands has reached a final non-appealable determination to that effect; and

(h)          sections 8, 17 and 19(3) of the Electronic Transactions Law shall not apply.

Duties of the Escrow Agent

The parties agree that the Escrow Agent's duties under the Agreement shall be limited by and subject to the following provisions of this section. The Escrow Agent:

(a)          makes no representation as to the validity, value, authenticity or collectability of any document or instrument held by or delivered to it;

(b)          shall not be required or be under any liability to take any legal action under the Agreement to request or require that any of the other parties comply with any of their respective obligations arising under the Agreement or otherwise;

(c)          shall not be under any obligation to enquire as to, check or monitor or be in any way responsible for, the other parties' compliance with any of their obligations under the Agreement or the Transaction Documents and shall be entitled to assume without enquiry that all such parties are duly performing and observing all their respective obligations and duties. Specifically (but without prejudice to the generality of the foregoing) the Escrow Agent is not responsible for any shortfall in the Escrow Account by reason of failure by any person to make any payment of funds including (without limitation) any payment of funds into the Escrow Account;

(d)          may in relation to the Agreement act on the opinion or advice of or any information obtained from any lawyer or other expert whether obtained by the Escrow Agent or any other party and shall not be responsible for any loss occasioned by so acting. Any such opinion, advice or information may be sent or obtained by such means as the Escrow Agent thinks fit and the Escrow Agent shall not be liable for acting on any opinion, advice or information although the same shall contain some error or shall not be authentic;

(e)          shall not be regarded or treated for any purposes as having any notice or knowledge of any of the provisions of any arrangements relevant to the matters hereby contemplated which are not expressly set out in the Agreement;

(f)           shall be entitled to have regard only to the express terms of the Agreement as to the discharge of its duties and the exercise of any of its rights as Escrow Agent and shall have no responsibility to ensure that the terms of the Agreement are consistent with the terms of the Transaction Documents;

(g)          shall be under no duty to enforce payment of any amount which is to be paid into the Escrow Account;

(h)          shall be entitled to accept and rely upon without further enquiry any Transfer Notice signed or purporting to be signed by one Authorised Person on behalf of the Depositor and one Authorised Person on behalf of the Recipient and shall be entitled to accept and rely upon without further enquiry any other instrument, notice or instruction received pursuant to the Agreement (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein) which the Escrow Agent shall reasonably believe to be genuine, to have been signed by an Authorised Person or Director of the relevant party and conforming with the provisions of the Agreement;

(i)           shall promptly seek clarification from the Depositor and the Recipient in the event that it is of the opinion that it is unclear how it is required to act under the Agreement and it may in its absolute discretion and without liability for any loss resulting therefrom refrain from taking any action pending receipt to its satisfaction of such clarification or an order of a court of competent jurisdiction binding on the Escrow Agent;

(j)           shall not be liable for any loss arising out of the liquidation, insolvency, composition, administration, reorganisation or any analogous procedure of or relating to the Escrow Bank and shall not be under any obligation to enquire as to, check or monitor the financial standing or otherwise of the Escrow Bank and shall not be responsible for the credit rating of the Escrow Bank;

(k)           shall have no responsibility for ensuring that any particular amount of money is actually available from the Escrow Bank or for the receipt by the payee of any money ordered by the Escrow Agent to be paid from the Escrow Account; and

(I)           shall in no event have any liability to any person for indirect loss, including (without limitation) loss of business, loss of profit or any type of consequential loss arising out of or in connection with the Agreement, in each case whether or not the Escrow Agent has been advised of the possibility of such loss and howsoever incurred.

Representations and Warranties

Each of the parties represents and warrants to the other that:

(a)          it is duly incorporated and in good standing under the laws of its place of incorporation and has and will at all times have the necessary power to enter into and perform its obligations under the Agreement and has duly authorised the execution of the Agreement;

(b)          the Agreement constitutes its legal, binding and enforceable obligation;

(c)          the execution, delivery, observance and performance of the Agreement will not result in any violation of any law, statute, ordinance, rule or regulation applicable to it; and

(d)          it has obtained all the necessary authorisations and consents to enable it to enter into the Agreement and the necessary authorisations and consents will remain in full force and effect at all times during the term of the Agreement.

Liability and Indemnity

The Escrow Agent shall not be liable for any damages, losses, costs or expenses whatsoever to or of the Depositor, the Subsidiaries or the Recipient at any time from any cause whatsoever unless caused by the Escrow Agent's own actual fraud, wilful default or Gross Negligence.

The Depositor and the Recipient jointly and severally agree to indemnify and hold harmless the Escrow Agent, its successors and assigns and their respective directors, officers, shareholders, employees and agents, and, where any of these are companies, their respective directors, officers, shareholders, employees and agents (collectively, the "Indemnified Persons") and each of them, as the case may be, against all liabilities, obligations, losses, damages, penalties, actions, proceedings, claims, judgments, demands, costs, expenses or disbursements of any kind (including legal fees and expenses) whatsoever which they or any of them may incur or be subject to in consequence of the Agreement or as a result of the performance of the functions and services provided for under the Agreement except as a result of the actual fraud, wilful default or Gross Negligence of the relevant Indemnified Person and this indemnity shall expressly inure to the benefit of any such Indemnified Person existing or future.

Unless caused by their actual fraud, the maximum aggregate liability of the Indemnified Persons for any cause or reason whatsoever shall be limited to three (3) times the fees received by the Escrow Agent under the Agreement.

Force Majeure

The Escrow Agent shall not be liable or deemed to be in default for any failure or delay in performance of any duty in whole or in part arising out of or caused by circumstances beyond its direct and reasonable control including (but without limitation) acts of God; acts of terrorism; interruption, delay in or loss due to partial or complete failure of electrical power, of computer

(hardware or software) or communication services, of banking or payments services and systems; act of civil or military authority; sabotage; war or other Governmental action; civil disturbance or riot; strike or other industrial dispute; national emergency; flood, earthquake, fire or other catastrophe; Government, judicial or self-regulatory organisation order, rule or regulation; energy or nature resource difficulty or shortage; and inability to obtain or timely to obtain materials, equipment or transportation.

Confidential Information

Each party undertakes that it will not at any time hereafter use, divulge or communicate to any person, except to its professional representatives or advisers or as may be required to be disclosed by any applicable law or required to be disclosed to, or is accessible by, any stock exchange or governmental, judicial, regulatory or supervisory body or authority, any confidential information concerning the business or affairs of the other party or of any member of the group of companies or other entities to which the other party belongs which may have or may in the future come to its knowledge and each of the parties shall use its reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters.

No Commercial Advice

The parties agree that the Escrow Agent is not responsible for the commercial structuring of the Depositor, the Subsidiaries or the Recipient or their investment objectives, investment restrictions and strategies or for the rendering of investment, commercial, accounting, legal or any other advice whatsoever to them or any other person.

No Partnership and No Employment Relationship

Nothing in the Agreement shall constitute a partnership between the Escrow Agent and any of the Depositor, the Subsidiaries or the Recipient.

The directors, officers, employees or agents of the Escrow Agent shall not be deemed to be employees of any of the Depositor, the Subsidiaries or the Recipient or entitled to any remuneration or other benefits from them.

The Escrow Agent shall be entitled to provide its services to any other person, firm or corporation.

Termination

The Agreement shall continue until terminated in accordance with the terms of the Agreement.

The Agreement shall terminate automatically at the end of the Term and upon such termination, the Escrow Agent shall transfer the funds in the Escrow Account to an account designated by the Depositor. Following such transfer of the Escrow Property to an account designated by the Depositor, the Escrow Agent shall automatically be discharged from its obligations under the Agreement.

The Depositor and the Recipient shall have the power to jointly remove the Escrow Agent and to appoint a new escrow agent on each giving at least 30 days' written notice to the Escrow Agent. Upon receipt of such notice, the Escrow Agent shall take all reasonable actions necessary to transfer the Escrow Property to an account designated by the Depositor and the Recipient. If the Escrow Agent does not receive such transfer instructions before its removal takes effect, the Escrow Agent may send instruction to the Escrow Bank to transfer the Escrow

Property into court in the Cayman Islands to hold on behalf of the Recipient, the Subsidiaries and the Depositor until the appointment of a replacement escrow agent to administer the Escrow Property. Following the transfer of the Escrow Property to an account designated by the Depositor and the Recipient or the Courts of the Cayman Islands, the Escrow Agent shall automatically be discharged from its obligations under the Agreement.

The Escrow Agent may terminate the Agreement with immediate effect in the event that either or both of the Depositor or the Recipient commits any breach of its obligations under the Agreement; and

(a)          such breach is not capable of remedy; or

(b)          where such breach is capable of remedy fails, within fourteen days of receipt of notice served by the Escrow Agent requiring it so to do, to make good such breach.

The Escrow Agent may terminate the Agreement on giving 30 days' written notice to the Depositor, the Subsidiaries and the Recipient. Promptly after any such notice, the Depositor and the Recipient shall give the Escrow Agent joint written instructions regarding the transfer of the Escrow Property to a replacement escrow agent or otherwise to an account designated by the Depositor and the Recipient. If the Escrow Agent does not receive such instructions before its resignation takes effect, the Escrow Agent may send instruction to the Escrow Bank to transfer the Escrow Property into court in the Cayman Islands to hold on behalf of the Recipient, the Subsidiaries and the Depositor until the appointment of a replacement escrow agent to administer the Escrow Property in accordance with the terms of the Agreement or as otherwise agreed by the Depositor and the Recipient. Following the transfer of the Escrow Property to a replacement escrow agent, an account designated by the Depositor and the Recipient or the Courts of the Cayman Islands, the Escrow Agent shall automatically be discharged from its obligations under the Agreement.

The provisions of the Liability and Indemnity, Confidential Information, Notices, Third Party Rights and Governing Law and Jurisdiction Sections of these Standard Terms shall continue to apply notwithstanding the termination of the Agreement.

Notices

Notices to be given under the Agreement shall be delivered by hand or mailed to the address of the relevant party set out herein (or such other address or facsimile number or email address as may be notified in writing from time to time) and where mailed shall be deemed to be duly given on the fifth day after the date of mailing.

Data Protection

The Depositor, the Subsidiaries and Recipient acknowledge and agree that the Escrow Agent may collect, process and store materials, data, information and content relating to the Depositor, the Subsidiaries and the Recipient, or its or their principals, affiliates, shareholders, directors, officers, employees and agents ("Data") and that such Data may be transferred, disclosed, stored, processed and maintained by the Escrow Agent electronically on servers, or in hard copy or original format, in a number of different jurisdictions, including, and outside of, the Cayman Islands and/or any of the other jurisdictions where Maples Group has a presence. In this regard, parties explicitly consent to the transfer of all Data, into and out of any such jurisdictions (subject always to the confidentiality obligations of the Escrow Agent set out above).

Counterparts

The Agreement may be executed in any number of counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting one and the same agreement.

Severance

If any provision of the Agreement shall be determined to be void or unenforceable in whole or in part for any reason whatsoever such invalidity or unenforceability shall not affect the remaining provisions or any part thereof contained within the Agreement and such void or unenforceable provisions shall be deemed to be severable from any other provision or part thereof herein contained.

Assignment

The Escrow Agent may assign or novate the Agreement to any other entity within the Maples Group. Subject thereto, the Agreement may not be assigned by either party save with the written consent of the other party.

Entire Agreement

The Agreement supersedes all previous agreements between the Escrow Agent and the Depositor, the Subsidiaries and the Recipient for the provision of escrow agent services to the Depositor, the Subsidiaries and the Recipient. The Agreement sets out the entire agreement and understanding between the parties with respect to its subject matter.

Variation

No amendment or variation of the Agreement shall be valid unless it is in writing and signed by or on behalf of each party. Provided that the Agreement may be amended by the Escrow Agent to the extent that an amendment is required to ensure the Escrow Agent's ongoing compliance with applicable laws and regulations including but not limited to anti-money laundering legislation. The Depositor, the Subsidiaries and/or the Recipient's continuing acceptance of the Services after notice of any such amendment shall be regarded as acceptance of the amendment to the Agreement.

Third Party Rights

A person who is not a party to the Agreement may not, in its own right or otherwise, enforce any term of the Agreement except that the Indemnified Persons may, in their own right, enforce their rights pursuant to the Liability and Indemnity provisions of the Agreement subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Law, 2014 as amended, modified, re-enacted or replaced.

Notwithstanding any other term of the Agreement, the consent of any person who is not a party to the Agreement (including, without limitation, any Indemnified Person) is not required for any amendment to, or variation, release, rescission or termination of the Agreement.

Governing Law and Jurisdiction

The Agreement and any dispute, claim, suit, action or proceeding of whatever nature arising out of or in any way related to it or its formation (including any non-contractual disputes or claims) are governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

Each of the parties to the Agreement irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to hear and determine any claim, suit, action or proceeding, and to settle any disputes, which may arise out of or are in any way related to or in connection with the Agreement, and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.

Schedule 1
Authorised Persons
The undersigned hereby certifies that he/she is duly elected and acting Director of [insert name] (the "[Depositor][Recipient]"), and further certifies that the following persons has (have) been duly authorised in conformity with the [Depositor's][Recipient's] constituent documents to provide Proper Instructions to the Escrow Agent signed or sent, or purporting to be signed or sent, whether by writing, telex, fax or email, from or by one or more Authorised Persons; and that the signature(s) appearing opposite such name(s) is (are) true and correct:

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

This certification supersedes any certification of authorised individuals you may currently have on file.

Name:
Title:
Date:

Schedule 2
Form of Transfer Notice
To: MaplesFS Limited
Attention: [ ]
Date: [ ]
Dear Sirs
Escrow Agreement dated [•] 2017 between Ocean Rig UDW Inc., TMS Offshore Services Ltd. and MaplesFS Limited (the "Agreement")
We the undersigned hereby irrevocably instruct you to transfer as soon as reasonably practicable after the date of this transfer notice the sum of [ ] from the Escrow Account (as defined in the Agreement) (the transfer charges to be debited to the Escrow Account) to the following account:
Name of bank:	[ ]

Address of bank:	[ ]

Account number:	[ ]

Account Name:	[ ]

Sort/Swift code:	[ ]

Each of the undersigned confirms that it has obtained the necessary lender director approval [parties to clarify what confirmation is needed here]

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
Ocean Rig UDW	TMS Offshore Services Ltd.
Date:	Date:

Schedule 3
Form of TMS Transfer Notice
To: MaplesFS Limited
Attention: [ ]
Date: [ ]
Dear Sirs
Escrow Agreement dated [•] 2017 between Ocean Rig UDW Inc., TMS Offshore Services Ltd. and MaplesFS Limited (the "Agreement")
We the undersigned hereby irrevocably instruct you to transfer as soon as reasonably practicable after the date of this transfer notice the sum of [ ] from the Escrow Account (as defined in the Agreement) (the transfer charges to be debited to the Escrow Account) to the following account:
Name of bank:	[ ]

Address of bank:	[ ]

Account number:	[ ]

Account Name:	[ ]

Sort/Swift code:	[ ]

The undersigned confirms that (a) TMS is entitled to such sum under the Management Agreement (as defined in the Agreement), (b) TMS has provided written notice to the Lender Directors (as defined in the second amended and restated Memorandum and Articles of Association of the Depositor, as may be amended, modified or amended and restated and in effect from time to time) of the Management Agreement payment default giving rise to the transfer under this TMS Transfer Notice and (c) TMS has provided a copy of this TMS Transfer Notice to the Lender Directors.

Authorised Signatory
for and on behalf of
TMS Offshore Services Ltd.
Date:

Schedule 4
Subsidiaries
1.	Drill Rigs Holdings Inc. of Marshall Islands
2.	Drillships Holdings Inc. of Marshall Islands
3.	Drillships Investment Inc. of Marshall Islands
4.	Drillships Ocean Ventures Inc. of Marshall Islands
5.	Ocean Rig Operations Inc. of Marshall Islands
6.	Ocean Rig 1 Shareholders Inc. of Marshall Islands
7.	Ocean Rig 2 Shareholders Inc. of Marshall Islands
8.	Drillship Hydra Shareholders Inc. of Marshall Islands
9.	Drillship Paros Shareholders Inc. of Marshall Islands
10.	Drillships Holdings Operations Inc. of Marshall Islands
11.	Kithira Shareholders Inc. of Marshall Islands
12.	Skopelos Shareholders Inc. of Marshall Islands
13.	Drillship Skiathos Shareholders Inc. of Marshall Islands
14.	Drillship Skyros Shareholders Inc. of Marshall Islands
15.	Drillship Kythnos Shareholders Inc. of Marshall Islands
16.	Primelead Limited of Cyprus
17.	Olympia Rig Angola Holding S.A. of Angola
18.	Alley Finance Co. of Marshall Islands
19.	Ocean Rig 1 Inc. of Marshall Islands
20.	Ocean Rig 2 Inc. of Marshall Islands
21.	Drillship Hydra Owners Inc. of Marshall Islands
22.	Drillship Paros Owners Inc. of Marshall Islands
23.	Ocean Rig Angola Operations Inc. of Marshall Islands
24.	Drillship Kithira Owners Inc. of Marshall Islands
25.	Drillship Skopelos Owners Inc. of Marshall Islands
26.	Drillship Skiathos Owners Inc. of Marshall Islands
27.	Drillship Skyros Owners Inc. of Marshall Islands
28.	Drillship Kythnos Owners Inc. of Marshall Islands
29.	Ocean Rig UDW LLC of US
30.	Olympia Rig Angola, LDA of Angola
31.	Ocean Rig Rio de Janeiro Servicos de Petroleo Ltda. of Brazil
32.	Algarve Finance Ltd. of Marshall Islands
33.	Ocean Rig 1 Greenland Operations Inc. of Marshall Islands
34.	Ocean Rig Corcovado Greenland Operations Inc. of Marshall Islands
35.	Ocean Rig Gabon Operations Inc. of Marshall Islands
36.	Ocean Rig Poseidon Operations Inc. of Marshall Islands
37.	Ocean Rig Drilling Operations Cooperatief U.A. of Netherlands
38.	Drillships Ocean Ventures Operations Inc. of Marshall Islands
39.	Ocean Rig Canada Inc. of Canada
40.	Ocean Rig Do Brazil Servicos de Petroleo Ltda. of Brazil
41.	Ocean Rig Global Chartering Inc. of Marshall Islands
42.	Ocean Rig Falkland Operations Inc. of Marshall Islands
43.	Drill Rigs Operations Inc. of Marshall Islands
44.	Ocean Rig Black Sea Cooperatief U.A. of Netherlands
45.	Ocean Rig Olympia Operations Ghana Limited of Ghana
46.	Ocean Rig Drilling Operations B.V. of Netherlands

47.	Ocean Rig Block 33 Brasil Coöperatief U.A. of Netherlands
48.	Ocean Rig North Sea AS of Norway
49.	Ocean Rig EG Operations Inc. of Marshall Islands
50.	Ocean Rig Black Sea Operations B.V. of Netherlands
51.	Drillships Investment Operations Inc.
52.	Ocean Rig Block 33 Brasil B.V. of Netherlands
53.	Ocean Rig AS of Norway
54.	Ocean Rig Offshore Management Limited of Jersey
55.	Ocean Rig Norway Operations Inc. of Marshall Islands
56.	Ocean Rig Namibia Operations Inc. of Marshall Islands
57.	Ocean Rig Cunene Operations Inc. of Marshall Islands
58.	Ocean Rig Spares Inc. of Marshall Islands
59.	Ocean Rig Liberia Operations Inc. of Marshall Islands
60.	Ocean Rig Cuanza Operations Inc. of Marshall Islands
61.	Ocean Rig Cubango Operations Inc. of Marshall Islands
62.	Ocean Rig UK Limited of UK
63.	Ocean Rig Ireland Operations Inc. of Marshall Islands
64.	Ocean Rig West Africa Operations Inc. of Marshall Islands
65.	Ocean Rig Management Inc. of Marshall Islands
66.	Eastern Med Consultants Inc. of Marshall Islands
67.	Drillships Financing Holding Inc. of Marshall Islands
68.	Drillships Projects Inc. of Delaware
69.	Bluesky Shareholders Inc. of Marshall Islands
70.	Bluesky Owners Inc. of Marshall Islands
71.	Ireland Drilling Crew Inc. of Marshall Islands
72.	Drillship Santorini Owners Inc. of Marshall Islands
73.	Drillship Santorini Shareholders Inc. of Marshall Islands
74.	South Africa Drilling Crew Inc. of Marshall Islands
75.	Drillship Crete Owners Inc. of Marshall Islands
76.	Drillship Crete Shareholders Inc. of Marshall Islands
77.	Drillship Amorgos Owners Inc. of Marshall Islands
78.	Drillship Amorgos Shareholders Inc. of Marshall Islands
79.	Ocean Rig Congo Operations Inc. of Marshall Islands
80.	Drillships Ventures Projects Inc. of Delaware
81.	OCR Falklands Drilling Inc. of Marshall Islands
82.	OR Global Block Operators Inc. of Marshall Islands
83.	OR Crewing Limited of Jersey
84.	OR Benguela Operations Inc. of Marshall Islands
85.	Ocean Rig Investments Inc. of Marshall Islands
86.	OR Norge Operations Inc. of Marshall Islands
87.	OR Senegal Operations Inc. of Marshall Islands
88.	Agon Shipping Inc. of Marshall Islands
89.	Ocean Rig Management Services Inc. of Marshall Islands
90.	Ocean Rig Operations Holdings Inc. of Marshall Islands
91.	Ocean Rig Cayman Management Services SEZC Limited of Cayman Islands
92.	Ship Investment Ocean Holdings Inc. of Marshall Islands